optionsXpress Reports Key Monthly Performance Metrics for January 2008 and Announces Share
Repurchase Program

CHICAGO, IL, February 13, 2008 – optionsXpress Holdings, Inc. (Nasdaq-GS: OXPS) today reported key monthly performance metrics for January. Highlights for the month included:

•	Daily average revenue trades (DARTs) of 41,200 – 40% higher than January 2007, 19% higher than December 2007.

•	Net new customer accounts of 4,900. Ending customer accounts of 267,300 – 23% higher than January 2007, 2% higher than December 2007

•	Ending client assets of $5.4 billion – 10% higher than January 2007, 6% lower than December 2007

•	Ending margin balances of $214 million – 63% higher than January 2007 and 3% lower than December 2007

“As we indicated on our conference call at the end of January, DARTs and new accounts both increased in January despite the market turbulence,” commented David Fisher, Chief Executive Officer of optionsXpress. “While customer activity levels will fluctuate, we are pleased with the continued momentum in new accounts which is the ultimate driver of long-term growth.”

Share Repurchase Program

Separately, optionsXpress Holdings, Inc. announced that its Board of Directors has authorized a share repurchase program for up to $100 million of the company’s outstanding common stock.

“Our consistent profitability, strong cash flow and sound balance sheet provide us with the ability to return value to shareholders over time when attractive opportunities arise,” said Mr. Fisher. “We believe we have the financial flexibility to execute this program while at the same time driving all of our long-term growth initiatives, including continued investment in our platform, marketing initiatives and the pursuit of strategic acquisitions.”

The share repurchase program authorizes OXPS to repurchase shares, from time to time, through solicited or unsolicited transactions in the open market or in privately negotiated transactions. The number of shares to be purchased and the timing of the purchases will be based on market conditions and other factors. The program may be discontinued at any time.

The Board of Directors approved an additional share repurchase program of up to 200,000 shares annually to offset the dilution from employee equity grants pursuant to the company’s equity compensation plans. These shares will be purchased from Ned Bennett, Executive Vice Chairman and founder of optionsXpress based on the 30 day average trading price of the company’s stock prior to the date of the repurchase.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals. Barron’s named optionsXpress the number one online broker for four years in a row (2003 to 2006) and Kiplinger’s Personal Finance named it the top discount broker in 2006.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Victoria Paris Ashton Partners (312) 553-6715	Josh Inglis Strategics, Inc. (312) 346-2007